EX-10.7
                        PATENT APPLICATION

(b)  United States Patent Application No. 10/845,858

George S. Avery, May 14, 2004

Abstract

A golf mat includes artificial grass fibers attached to and extending upward from a backing material, which may be one or more layers. The artificial grass fibers include groups of at least two different kinds of fiber sewn through a common path in the backing material. One of the kinds of fibers in each group is shaped so as to appear like a blade of grass. The other kind of fiber in each group is pre-stressed/crimped so that the relaxed shape of the fiber is non-linear. resembling a curlicued or articulated form having lateral excursions. The latera1 excursions cause portions of one such pre-stressed fiber to overlap and interfere with another, forming a mesh. The height of the pre-stressed fibers in their relaxed state in the turf is less than the height of the relatively unstressed artificial grass fiber(s). The crimped fibers form a resilient mat with impact characteristics similar to natural turf.